Exhibit 99.1

FOR IMMEDIATE RELEASE

July 13, 2017

ART’S WAY MANUFACTURING ANNOUNCES SECOND QUARTER AND YEAR TO DATE FISCAL 2017 FINANCIAL RESULTS

Conference Call Scheduled For July 14, 2017

ARMSTRONG, IOWA, July 13, 2017 – Art’s Way Manufacturing Co., Inc. (NASDAQ: ARTW), a diversified, international manufacturer and distributor of equipment serving agricultural, research and steel cutting needs, announces its financial results for the second quarter and year to date of fiscal 2017.

In conjunction with the release, the Company has scheduled a conference call for Friday, July 14, 2017 at 10:00 AM CT. Marc H. McConnell, Chairman of the Board of Directors of Art’s Way Manufacturing, and Carrie Gunnerson, President and Chief Executive Officer will be leading the call to discuss the second quarter and year to date fiscal 2017 financial results.

What: Art’s Way Manufacturing, Inc. Second Quarter and Year to Date Fiscal 2017 Financial Results.

When: Friday, July 14, 2017 10:00 AM CT.

How: Live via phone by dialing (877) 358-7309. Code: Art’s Way Manufacturing. Participants to the conference call should call in at least 5 minutes prior to the start time. A replay of the call will be archived on the Company’s website for 12 months. www.artsway-mfg.com/

	For the Three Months Ended (Continuing Operations, Consolidated)
	May 31, 2017	May 31, 2016
Sales	$4,689,000	$5,298,000
Operating Income (Loss)	$(721,000)	$64,000
Net Income (Loss)	$(509,000)	$17,000
EPS (Basic)	$(0.12)	$0.00
EPS (Diluted)	$(0.12)	$0.00

Weighted Average Shares Outstanding:
Basic	4,158,969	4,101,810
Diluted	4,158,969	4,101,810

	For the Six Months Ended (Continuing Operations, Consolidated)
	May 31, 2017	May 31, 2016
Sales	$9,111,000	$11,011,000
Operating Income (Loss)	$(1,074,000)	$285,000
Net Income (Loss)	$(763,000)	$150,000
EPS (Basic)	$(0.18)	$0.04
EPS (Diluted)	$(0.18)	$0.04

Weighted Average Shares Outstanding:
Basic	4,142,672	4,088,073
Diluted	4,142,672	4,088,073

Sales: Our consolidated sales for continuing operations for the three and six-month periods ended May 31, 2017 were $4,689,000 and $9,111,000 compared to $5,298,000 and $11,011,000 during the same respective periods in 2016, a $609,000 or 11.5%, decrease for the second fiscal quarter and a $1,900,000 or 17.3% decrease for the six months. The decreases in revenue are primarily due to the decreased demand for our agricultural products and modular buildings. Consolidated gross margin for the three-month period ended May 31, 2017 was 17.3% compared to 28.0% in the same period in fiscal 2016. Consolidated gross margin for the six-month period ended May 31, 2017 was 21.1% compared to 28.3% for the same period in fiscal 2016. These decreased gross margins are largely attributable to our agricultural products segment.

Income (Loss) from Continuing Operations: Consolidated net (loss) from continuing operations was $(509,000) for the three months and $(763,000) for the six months ended May 31, 2017 compared to net income of $17,000 and $150,000 for the same respective periods in 2016. The decreased income from continuing operations was largely due to the decreased revenues for the first half of 2017.

Earnings (Loss) per Share from Continuing Operations: Loss per basic and diluted share from continuing operations for the second quarter of fiscal 2017 was ($0.12), compared to earnings per share from continuing operations of $0.00 for the same period in fiscal 2016. Loss per basic and diluted share from continuing operations for the six-month period ended May 31, 2017 was ($0.18), compared to earnings per share from continuing operations of $0.04 for the same period in fiscal 2016.

Chairman of the Art’s Way Board of Directors, Marc H. McConnell reports, “The results of our fiscal second quarter clearly demonstrate that we remain in very challenging times brought on by the downturn in the agricultural economy. While we have been working from a higher backlog than a year ago, we have also experienced delays in deliveries of certain products, a shift in our sales mix toward lower margin products, and elevated manufacturing expenses associated with launching new products that impacted our second quarter unfavorably.

Since the end of the second quarter, we have made significant changes to our cost structure and have continued to work toward putting ourselves in the best position to have a more successful second half of the year. Despite our lack of profitability, we have continued to improve our business by maintaining focus on product development, product quality, and customer service—cornerstones of our strategy that we are confident will benefit the company long-term.  Additionally, we remain very committed to further improving our balance sheet and positioning ourselves to overcome the headwinds facing the industries we serve.

We are working to improve our operations and are also seeing improvement in some of the markets we serve but remain cautious in our optimism for improving results in the near term.”

About Art’s Way Manufacturing Co., Inc.

Art's Way manufactures and distributes farm machinery niche products including animal feed processing equipment, sugar beet defoliators and harvesters, land maintenance equipment, plows, hay and forage equipment, manure spreaders, reels for combines and swathers, and top and bottom drive augers, as well as modular animal confinement buildings and laboratories, and specialty tools and inserts. After-market service parts are also an important part of the Company's business. The Company has three reporting segments: agricultural products; modular buildings; and tools.

For more information, including an archived version of the conference call, contact: Carrie Gunnerson, Chief Executive Officer

712-864-3131

investorrelations@artsway-mfg.com

Or visit the Company's website at www.artsway-mfg.com/

Cautionary Statements

This news release includes "forward-looking statements" within the meaning of the federal securities laws. Statements made in this release that are not strictly statements of historical facts, including our expectations regarding: (i) our business position; (ii) the impact of cost-cutting measures; (iii) future results; and (iv) the timing of possible increases to revenues; and (v) the benefits of our business model and strategy, are forward-looking statements. Statements of anticipated future results are based on current expectations and are subject to a number of risks and uncertainties, including, but not limited to: customer demand for our products; credit-worthiness of our customers; our ability to operate at lower expense levels; our ability to complete projects in a timely and efficient manner in accordance with customer specifications; our ability to renew or obtain financing on reasonable terms; our ability to repay current debt, continue to meet debt obligations and comply with financial covenants; domestic and international economic conditions; factors affecting the strength of the agricultural sector; the cost of raw materials; unexpected changes to performance by our operating segments; obstacles related to liquidation of product lines and segments; and other factors detailed from time to time in our Securities and Exchange Commission filings. Actual results may differ markedly from management's expectations. The Company cautions readers not to place undue reliance upon any such forward-looking statements. We do not intend to update forward-looking statements other than as required by law.

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